Walkers (Jersey) LLP

Registered as a limited liability partnership in Jersey with registration number 84

PO Box 72, Walker House, 28-34 Hill Street, St Helier, Jersey JE4 8PN, Channel Islands

T +44(0)1534 700 700 F +44(0)1534 700 800 www.walkersglobal.com

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Exhibit 5.1

06 November 2026	Our Ref: KM/TO/J51641
AIR Global PLC 15 Esplanade St Helier Jersey JE1 1RB

Dear Company

air GLOBAL PLC (THE "COMPANY")

We have been asked to provide this legal opinion to you with regard to the laws of Jersey in relation to the Registration Statement on Form S-8 (the "S-8 Registration Statement") being filed with the Securities and Exchange Commission in relation to the Company's registration under the US Securities Act of 1933, as amended (the "Securities Act") of up to 16,370,818 ordinary shares with a par value of US$0.0001 per share in the capital of AIR Global PLC (the "Shares") to be issued pursuant to the AIR Global PLC 2026 Incentive Award Plan (the "Plan"), the AIR Limited 2021 Employee Share Plan 2021 (the “ESP”) and the AIR Limited 2024 Management Incentive Plan (the “MIP”).

For the purposes of giving this opinion, we have examined and relied upon the originals, copies or translations of the documents listed in Schedule 1 (the "Documents").

In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.

We are Jersey lawyers and express no opinion as to any laws other than the laws of Jersey in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in the Documents nor upon matters of fact or the commercial terms of the transactions contemplated by the Documents.

Based upon the foregoing examinations and assumptions and having regard to legal considerations which we consider relevant, and subject to the qualifications set out in Schedule 3, and under the laws of Jersey, we give the following opinions in relation to the matters set out below.

In this opinion, the term "non-assessable" means, in respect of a Share, that the consideration for which the Company has agreed, in accordance with the Plan, the ESP and the MIP, to issue that Share has been received in full to the Company, such that no further or additional sum is payable to the Company or owed by the holder of that Share in respect of the issue price of that Share.

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OPINION

As a matter of Jersey law, and on the basis of and subject to the assumptions and qualifications set out herein, we are of the opinion that in relation to the Shares to be allotted and issued, or transferred, to an award holder under the Plan, the ESP and the MIP in settlement of the award holder's award, upon (i) the receipt in full by the Company of all amounts payable by the award holder under the Plan, the ESP or the MIP in respect of the award holder's award; and (ii) the entry of the name of the award holder as the holder of those Shares in the Company's register of members, those Shares will be validly issued, fully paid and non-assessable.

GOVERNING LAW, LIMITATIONS, BENEFIT AND DISCLOSURE

This opinion shall be governed by and construed in accordance with the laws of Jersey and is limited to the matters expressly stated herein.

This opinion is limited to matters of Jersey law and practice as at the date hereof and we have made no investigation and express no opinion with respect to the law or practice of any other jurisdiction.

We assume no obligation to advise you (or any other person who may rely on this opinion in accordance with this paragraph), or undertake any investigations, as to any legal developments or factual matter arising after the date of this opinion that might affect the opinions expressed herein.

We consent to the filing of a copy of this opinion as Exhibit 5.1 to the S-8 Registration Statement and the reference to us being made in the S-8 Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated by the US Securities and Exchange Commission under the Securities Act.

Yours faithfully

Walkers (Jersey) LLP

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Schedule 1

LIST OF DOCUMENTS EXAMINED

(a)
the S-8 Registration Statement;
(b)
the certificate of incorporation dated 28 October 2025, the certificate of incorporation on re-registration of a private registered company as a public registered company dated 12 May 2026, the certificate of incorporation on change of name of a limited company dated 12 May 2026 and the memorandum and articles of association as amended by special resolution dated 8 May 2026 and as further amended by special resolution dated 24 August 2026 (the "Memorandum and Articles");
(c)
the results of an online search of the public records of the Company conducted on 06 November 2026 maintained by the Registrar (the "Company Search");
(d)
copies of the Plan, the ESP and the MIP;
(e)
copies of the following COBO consents:
(i)
a consent to issue shares dated 28 October 2025 issued to the Company by the Jersey Financial Services Commission (the "Commission") under the Control of Borrowing (Jersey) Order 1958, as amended ("COBO Order");
(ii)
a consent dated 5 October 2026 to issue certain securities in connection with the Plan issued to the Company by the Commission under COBO Order;
(iii)
a consent to issue shares dated 20 September 2019 issued to AIR Limited by the Commission under COBO Order,

(i) to (iii) above being, together, the "COBO Consents");

(f)
copy of a consent to circulate a prospectus dated 26 March 2026 issued to the Company by the Commission, pursuant to the Companies (General Provisions) (Jersey) Order 2002, as amended ("CGPO Consent"):
(g)
copies of resolutions of the directors of the Company and AIR Limited, as applicable, passed on:
(i)
29 July 2021;
(ii)
15 December 2021;
(iii)
26 January 2022;
(iv)
13 March 2024;
(v)
1 July 2024;
(vi)
6 November 2025;
(vii)
19 March 2026;
(viii)
25 March 2026;
(ix)
12 May 2026;
(x)
13 May 2026;

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(xi)
19 August 2026,

each at meetings of the board of directors of the Company and AIR Limited, as applicable (together, the "Director Resolutions").

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Schedule 2

ASSUMPTIONS

1.
The originals of all documents examined in connection with this opinion are authentic. The signatures, initials and seals on the Documents are genuine and are those of a person or persons given power to execute the (where at all relevant) the Documents under the Director Resolutions or any power of attorney given by the Company to execute such documents. All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals. Any translations are a complete and accurate translation of the original document they purport to translate. The Documents conform in every material respect to the latest drafts of the same produced to us and, where provided in successive drafts, have been marked up to indicate all changes to such documents. Where any means of electronic signature has been used or when any contract has been formed by means of electronic communication, the method used identifies the person who provided the signature or formed the contract, indicates the person’s approval of the document or contract, was adopted with the intention of creating a duly executed, valid and binding contract or document, and was carried out with the consent of all other parties to or intended recipients of such contract or document.
2.
The rules of each of the Plan, the ESP and the MIP have been properly adopted by the Company, and each of the Plan, the ESP and the MIP has been, and at all times will be, operated in accordance with its rules and legal, valid, binding and enforceable in accordance with its rules.
3.
To the extent relevant, the Plan, the ESP and the MIP received necessary stakeholder and/or shareholder consent for its adoption.
4.
The Company's board of directors (or a duly authorised committee thereof or a duly authorised person or persons appointed by the board of directors as an administrator in respect of the Plan, the ESP or the MIP):
(a)
has authorised and granted all existing awards relating to the Shares; and
(b)
has resolved to satisfy all existing awards relating to the Shares,

in a manner consistent with the board’s or committee’s or administrator’s (as the case may be) fiduciary duties and in accordance with the rules of the Plan, the ESP, the MIP and the Memorandum and Articles.

5.
The Company’s board of directors (or a duly authorised committee thereof or a duly authorised person or persons appointed by the board of directors as an administrator in respect of the Plan, the ESP or the MIP):
(a)
will duly authorise and grant all future awards relating to the Shares; and
(b)
will resolve to satisfy all future awards relating to the Shares,

in a manner consistent with the board’s or committee’s or administrator’s (as the case may be) fiduciary duties and in accordance with the rules of the Plan, the ESP, the MIP and the Memorandum and Articles.

6.
All Shares currently in issue which may be transferred to an award holder under the Plan, the ESP or the MIP in settlement of an award have been validly issued and are credited as fully paid.
7.
A meeting of the Company’s board of directors (or a duly authorised committee thereof or a duly authorised person or persons appointed by the board of directors as an administrator in respect of the Plan, the ESP or the MIP) has been, or will be, duly convened and held at which it was,

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or will be, resolved to allot and issue, or (where applicable) approve the transfer of, the Shares to the relevant award holder.
8.
No allotment and issue of Shares will result in:
(a)
a breach of any authority to allot ordinary shares conferred on the directors of the Company by the shareholders of the Company; or
(b)
a breach of any pre-emptive or anti-dilution provision in the Memorandum and Articles; or
(c)
the number of shares reserved for issue under the Plan, the ESP and the MIP being exceeded; or
(d)
the authorised share capital of the Company being exceeded.
9.
The Company has received, or will receive, in full the consideration for which the Company agreed to issue the Shares.
10.
That all Shares have been, or will be, duly allotted and issued in accordance with the Company's Memorandum and Articles.
11.
In approving the S-8 Registration Statement, the transactions contemplated by the same, the Plan, the ESP and the MIP and grant of awards, the board of directors of the Company were acting in the best interests of the Company and for a proper purpose.
12.
Words and phrases used in the S-8 Registration Statement have the same meaning and effect as they would if the S-8 Registration Statement were each governed by Jersey law.
13.
No other event occurs after the date of this opinion which would affect the opinion herein stated.
14.
There is no provision of law or regulation of any jurisdiction other than Jersey which would have any adverse implication in relation to the opinion expressed hereunder.
15.
There has been no amendment to any of the COBO Consents or the CGPO Consent.
16.
The Company is not carrying on a business that is regulated by Jersey law so that it is (or ought to be) subject to the terms of one or more other consents, licences, permits or equivalent under such regulatory legislation.
17.
The transferee of any Share will have: (i) the capacity, power and authority; (ii) taken all necessary action; and (iii) obtained or made all necessary agreements, approvals, authorisations, consents, filings, licences, registrations and qualifications (whether as a matter of any law or regulation applicable to it or as a matter of any agreement binding on it), to become the registered holder of that Share in accordance with all applicable law.
18.
The Company is not insolvent or unable to pay its debts as they fall due and no insolvency proceedings or analogous procedures have been commenced in any jurisdiction outside Jersey in relation to the Company or any of its assets or revenues as a result of the creation or performance of the Plan, the ESP or the MIP, or the issue or transfer of Shares pursuant to the Plan, the ESP or the MIP.

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19.
All awards granted pursuant to the ESP and the MIP (the "AIR Limited Awards") were duly granted in accordance with the terms of the ESP and the MIP, the corporate authorisations of AIR Limited and applicable law, and that, in connection with the business combination described in the Business Combination Agreement entered into among AIR Limited, the Company and other parties named therein and dated as of 7 November 2025, the ESP, the MIP and the AIR Limited Awards were validly assumed by the Company and, where required, converted into awards denominated in the Shares on terms and conditions substantially equivalent to those applicable to the AIR Limited Awards immediately prior to such conversion.
20.
The Memorandum and Articles are the memorandum and articles of association of the Company and are in force at the date hereof and have embodied in them or attached to them copies of all resolutions or agreements or acts of court to which the provisions of Articles 100 or 125 of the Companies (Jersey) Law 1991 as amended (the "CJL") apply.

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Schedule 3

QUALIFICATIONS

21.
The obligations of the Company under, or in respect of, the Shares will be subject to any law from time to time in force relating to bankruptcy, insolvency, liquidation, reorganization or administration or any other law or legal procedure affecting generally the enforcement of creditors' rights.
22.
Our opinion is subject to any matter of fact that has not been disclosed to us.
23.
The register of members of a Jersey company is prima facie evidence of any matters which are by the CJL directed or authorized to be inserted in it. The CJL requires that the register of members of a Jersey company includes, among other things, the name and address of every member and, where he or she is a member because he or she holds shares in the company, the number of shares held by the member and, in the case of shares which are not fully paid, the amount remaining unpaid on each share.

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